Exhibit 4.32

This is an English Translation

Nominee Agreement

The Nominee Agreement (the “Agreement”) is signed by the following two parties on July 12, 2012 in Beijing.

Party A: Vimicro Corporation (the “Principal”)

Address: 15/F, Shining Tower, No.35, Xueyuan Road, Haidian District, Beijing, China

Legal Representative: Zhonghan Deng

Party B: Vimicro Zhongxing Tianshi Consulting Company (the “Nominee”)

Address: Room 1612, Shining Tower, No.35, Xueyuan Road, Haidian District, Beijing, China

Legal Representative: Xiaodong Yang

Party A and Party B individually shall be referred as “Party” and collectively shall be referred as “Parties”.

Whereas:

1.                                               The Principal actually invests to set up Zhongtianxin Science and Technology Co., Ltd. (“Target Company”), and actually hold 51% of the equity interest in the Target Company;

2.                                               The Target Company is duly registered and validly existing under the laws of People’s Republic of China;

3.                                               Based on the trust in the Nominee, the Principal intends to entrust 2%  of the equity interest it holds in the Target Company (the “Target Shares’) to the Nominee subject to the agreed terms and conditions hereof, and the Nominee agrees to hold the Target Shares in the Target Company in its name for and on behalf of the Principal subject to the terms and conditions hereof;

The Parties hereto mutually agree as follows:

1. Agreement on Target Shares

1.1                   The Nominee acknowledges that the Principal is the capital contributor, the beneficial owner and effective controller of the Target Company, and the Nominee himself is not the capital contributor of the Target Company ;

1.2                   The Nominee, in its own name and under the Principal’s instructions (orally or in writing), shall perform the rights of shareholder / director in the Target Company which shall otherwise be exercisable by the Principal, such as attending the shareholder meeting as the shareholder / the board meeting as the director, presenting proposals, reviewing the matters, and participating in voting etc. The Nominee shall, in its own name and for the benefits of Principal, attend the shareholders meeting / the directors meetings of the Target Company, and participate in discussion and voting under the Principal’s instructions (orally or in writing);

1.3                   The Nominee, in its own name and under the Principal’s instructions (orally or in writing), shall perform the rights of shareholder / director in the Target Company which shall otherwise be exercisable by the Principal, such as transferring of shares, and obtaining dividends and other benefits. The Nominee shall remit all benefits arising from transferring shares, bonus or any other benefits obtained by exercising the rights attached to the Target Shares into the following Principal’s account within seven (7) days:

Account name:	Vimicro Corporation

TFN:	110108700234940

Tax registration address:	15/F, Shining Tower, 35 Xueyuan Road, Haidian
District, Beijing

Bank:	Bank of Beijing, BUAA Branch

Account number:	01091060100120105001816

1.4                   The Nominee must obtain Principal’s prior written consent for any disposition of the Target Shares, failing so shall be deemed as fundamental breach of this Agreement. The Nominee shall not authorize any third Party to exercise the relevant shareholder’s rights of the Target Shares without prior written consent from the Principal. The Nominee shall not possess, transfer, pledge or otherwise dispose the whole or any portion of the Target Shares in its custody for any reason without prior written consent from the Principal;

1.5                   The Nominee shall promptly inform the Principal in writing of any action or non-action issues arising out of or in connection with ownership identification, benefits allocation, orclaims from a third Party, which will cause significant impact on the Target Shares;

1.6                   The Nominee shall from time to time, upon the Principal’s request, report to the Principal with respect to the operation and management of the Target Company.

2. Loan

2.1                   Subject to this Agreement, the Principal shall provide the Nominee an interest-free loan in the amount of RMB four million (¥4,000,000), which shall be used as the capital contribution from the Nominee in the Target Company.

2.2                   The Nominee shall apply the loan for the agreed purpose only, and shall not apply the loan for any other purpose or illegal activities. Otherwise, the Principal is entitled to demand the Nominee to repay the loan immediately, and the Nominee shall solely undertake any legal consequences incurred thereafter.

2.3                   The loan term shall be for a period of five (5) years, subject to mutual agreement by the Parties in the case of adjustment. The starting date shall be the date when the loan amount is actually delivered. In the event that the Nominee fails to repay the loan on the due date, the Nominee shall transfer the Target Shares to the Principal in consideration of the loan amount. In case there has been any adjustment of terms agreed by the Parties during the loan term, the relevant supplementary agreement in writing and executed by the Parties shall prevail.

3. Default Liability

Both Parties shall strictly comply with the provisions of this Agreement. Either Party shall fully indemnify the other Party from any losses incurred (including but not limited to any litigation costs, reasonable legal expenses, and all incidental expenses in relation thereto) to the other Party due to its breach of this Agreement.

4. Amendment and Termination

4.1                   Any amendment to this Agreement shall be in writing and effective upon execution by both Parties;

4.2                   The agreement for the Nominee to hold the Target Shares for and on behalf of the Principal shall expire upon occurrence of the following event (whichever earlier):

(i)                                     the Target Company dissolved in accordance with its articles, or closure or deregistration by law; or

(ii)                                  at the time The Principle informs the Nominee in writing (at anytime).

5. Confidentiality

Both Parties shall have the responsibility to keep confidential any and all proprietary information (including the existence of this Agreement) exclusive to the Party or not available in the public domain, and shall not disclose such information to any third party (including agent and legal counsel of the third parties) other than parties to this Agreement. In the case a Party has been required by law or in legal proceeding to disclose any proprietary information; such Party should immediately notify the other Party (and where possible before making the relevant disclosure) and shall endeavor to request confidential treatment to the proprietary information concerned.

6. Effectiveness

This Agreement shall become effective on the stated date when it is signed by the Parties.

7. Applicable Law and Dispute Resolution

This Agreement shall be governed by and interpreted in accordance with the relevant laws of the People’s Republic of China.

Any dispute arising from or in connection with this Agreement shall be promptly settled by the Parties through friendly consultation. If the Parties fail to resolve the dispute through consultation within thirty (30) days from the date the disputing party tendering to the other party a written notice informing its intention to resolve the dispute by consultation, then either Party shall have the right to submit an arbitration request to the Beijing Arbitration Commission, where the dispute will be arbitrated in accordance with the rules and regulations of the commission effective at the time, and the ruling of the commission shall be final and binding to both Parties. The arbitration fees shall be borne by the losing party.

8. Miscellaneous

This Agreement shall be executed in two copies, and the Parties shall keep one copy each. All the copies shall have the same legal effect.

The Principal: Vimicro Corporation

Signature:	[Company Seal Affixed]

Date:

The Principal: Vimicro Zhongxing Tianshi Consulting Company

Signature:	[Company Seal Affixed]

Date: